Exhibit 28 (j)(1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated December 22, 2025, with respect to the financial statements of Federated Hermes Enhanced Income ETF and Federated Hermes U.S. Strategic Dividend ETF, each a portfolio of Federated Hermes ETF Trust, as of October 31, 2025, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 22, 2025